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                                                                 Exhibit 11.1

                         C-CUBE MICROSYSTEMS INC.

                 COMPUTATION OF NET INCOME PER SHARE
         Quarter and Six Months Ended June 30, 1997 and 1996
               (in thousands, except per share amounts)


                                  Quarter Ended            Six Months Ended
                                     June 30,                   June 30,
                              ----------------------     --------------------
                                 1997         1996          1997       1996
                              ---------    ---------     --------    --------
Net income                    $   7,684    $  13,846     $ 23,079    $ 27,427
                              =========    =========     ========    ========
Weighted average common
   shares outstanding            36,430       33,072       36,323      32,906
Common share equivalents
   related to stock options       1,698        2,625        1,713       2,963
                              ---------    ---------     --------    --------
Weighted average common and
   equivalent shares             38,128       35,697       38,036      35,869
                              =========    =========     ========    ========
Net income per share              $0.20        $0.39        $0.61       $0.76
                              =========    =========     ========    ========